UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         October 15, 2013

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

4401 Colwick Road	28211
Charlotte, North Carolina
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2013, Sonic Automotive, Inc. (“Sonic”) appointed Bernard C. Byrd, Jr. to its Board of Directors to fill the vacancy on the Board of Directors created upon the previously announced resignation of Mr. David C. Vorhoff. Mr. Vorhoff’s resignation was effective simultaneously with Mr. Byrd’s appointment. The Board appointed Mr. Byrd to serve on the Audit Committee and the Nominating and Corporate Governance Committee. In connection with his appointment to the Board, Mr. Byrd also received an automatic grant of 3,170 restricted shares of Sonic’s Class A Common Stock effective October 15, 2013, pursuant to the Sonic Automotive, Inc. 2012 Formula Restricted Stock Plan for Non-Employee Directors. Mr. Byrd will also be entitled to compensation for his board and committee service on the same terms as disclosed in “Director Compensation for 2012” in Sonic’s Proxy Statement for its Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 26, 2013.

Mr. Byrd, 51, is an entrepreneur with more than twenty-five years of experience in a variety of business ventures. Since 2005, he has served as the President and Chief Executive Officer of Secure EDI Health Group, a healthcare technology firm. In addition, Mr. Byrd owns Tri Cities Restaurant Group, a company with more than 20 Wendy’s franchises in Tennessee and Virginia. From 1998 to 2006, Mr. Byrd founded and served as Chairman and Chief Executive Officer of HRAmerica, Inc., a human resources outsourcing firm. Mr. Byrd is involved with many charitable organizations including World T.E.A.M. Sports, Challenged Athletes Foundation and The Foundation For Tomorrow, and currently serves as a trustee for Speedway Children’s Charities. Mr. Byrd graduated from California State Polytechnic University with a degree in Business Administration.

Mr. Byrd is not related to Sonic’s Executive Vice President and Chief Financial Officer, Heath R. Byrd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: October 16, 2013

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